Exhibit 10.53

April 25, 2008

The Retirement System of Alabama

135 South Union Street

Suite 570

Montgomery, AL 36130

Re: Fee Letter

Ladies and Gentlemen:

Reference is made to a commitment letter dated April 15, 2008 (“Commitment”) between Wise Metals Group, LLC (“Wise”) on the one hand, and The Employees Retirement System of Alabama and The Teachers Retirement System of Alabama (collectively, the “RSA”). Capitalized terms used in this letter agreement which are defined in the Commitment and not otherwise defined herein are used herein as defined therein.

The purpose of this letter agreement is to document the manner in which additional compensation will be paid to the RSA for its agreement to participate in the Loan Agreement. Such additional compensation is intended to give the RSA an 8.5% return on the average outstanding balance of its Loans under the Loan Agreement. The return will be generated by (1) interest paid to the RSA under the Loan Agreement, (2) an unused line fee provided for all lenders under the Loan Agreement, (3) the Additional Equity Investment Fee (as such term is defined in Amendment to Master Lease Agreement dated as of April 25, 2008 (the “Lease Amendment”) among RSA, Wise Alloys LLC (“Lessee”) and Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee (“Lessor”)) payable by Lessee pursuant to

Section 4 of the Lease Amendment, and (4) a monthly payment of Deferred Financing Fees. The combination of these payments will give the RSA its 8.5% return on the average outstanding Loan (as such term is defined in the Loan Agreement).

The parties, therefore, agree as follows:

1. Simultaneously with the execution of the Amendment, the Company will credit the RSA with the following deferred fees:

(a)	A Deferred Commitment Fee equal to 2% of the Commitment.

(b)	A Deferred Closing Fee equal to 1% of the Commitment.

(c)	A Deferred Consulting Fee equal to 2% of the Commitment.

The aggregate deferred fees (“Deferred Fees”) shall equal $5,000,000 for the initial commitment.

2. For so long as there are any accrued but unpaid Deferred Fees, no later than the earlier of the fifth day (i) after the end of each month or (ii) the termination of the Commitment, Wise will make the following calculation, and deliver such calculation in the form set forth on Exhibit 1 hereto to the RSA for each month. Wise shall:

(a)	determine the amount of interest earned by the RSA on the Loan during such period.

(b)	determine the amount of the unused line fee (as such term is used in the Loan Agreement) earned by the RSA during such period.

(c)	determine the amount of the Additional Equity Investment Fee earned under Section 4 of the Lease Amendment during such period.

Wise will then add the three amounts set forth above.

Insofar as such sum is less than the amount determined by multiplying the average daily outstanding Loan for such month or other period by 8.5% and multiplying such product by a fraction the numerator of which is the number of days in such period and the denominator of which is 360 (the “RSA Return Amount”), Wise shall within two days wire transfer to the RSA such amount and, in each case, shall decrease each of the Deferred Fees pro rata.

Insofar as sum is greater than RSA Return Amount the amount will be accrued and offset against future amounts which may be owed by the RSA pursuant to this paragraph 2.

3. Upon the termination of the RSA’s Commitment under the Loan Agreement, such that the RSA has no continuing obligation to make Loans, and the repayment of all obligations of Wise to the RSA pursuant to the Loan Agreement or pursuant hereto, Wise shall have no further obligation to pay any Deferred Fees hereunder. Concurrently with the termination of its obligation to pay Deferred Fees hereunder, the obligation of Lessee to make the Additional Equity Investment Fee payment pursuant to Section 4 of the Lease Amendment shall simultaneously terminate.

4. Wise will pay all fees and expenses reasonably incurred by or on behalf of RSA in connection with the completion or enforcement of the Loan Agreement or the Fee Letter and the transactions contemplated by this Fee Letter, including, without limitation, reasonable legal, accounting and due diligence fees and expenses. Wise shall also pay all fees and expenses reasonably incurred by or on behalf of RSA in connection with any modifications, exercise of remedies or enforcement of Wise’s obligations in connection with the Loan Agreement or the Fee Letter and the transactions contemplated by this Fee Letter, including, without limitation, reasonable legal, accounting, investigation, UCC filing fees and other expenses.

5. For as long as the Commitment is outstanding, Wise shall provide the following financial information to RSA within the time periods specified below:

(a) within ninety (90) days after the closed of each fiscal year, audited financial statements of Wise for such year (including statements of income and of changes in cash flow for such period, and balance sheets as of the end of such period, setting forth in each case in comparative form figures from the preceding annual audit) showing all consolidating adjustments (if any), prepared by an independent certified public accounting firm of recognized national standing acceptable to RSA and issued with an unqualified opinion from such firm;

(b) within forty-five (45) days after the close of each quarterly accounting period in each fiscal year, unaudited financial statements of Wise for such quarter and for the fiscal year to date (including statements of income and of changes in cash flow for such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year) showing all consolidating adjustments (if any);

(c) within thirty (30) days after the close of each month, unaudited monthly financial statements of Wise for such monthly period; and

(d) at RSA’s request, any other financial information required to be provided by Wise to the Agent (as defined in the Loan Agreement) under the terms of the Loan Agreement, whether or not such requirement under the Loan Agreement is still in effect.

All of the financial information of Wise to be provided to the RSA pursuant to this Paragraph 5 shall be provided in electronic format, via email to M. Hunter Harrell at the following email address: HunterH@rsa.state.al.us, with a copy to Julie Barranco (JulieB@rsa.state.al.us) or such other address as the RSA may specify from time to time.

If the above currently reflects our arrangements with respect to the Commitment, please sign where indicated below.

Very truly yours,

WISE METALS GROUP LLC

By:
Name:	Kenneth Stastny
Title:	Chief Financial Officer
Date:	April 25, 2008

WISE ALLOYS LLC

By:
Name:	Kenneth Stastny
Title:	Assistant Secretary
Date:	April 25, 2008

AGREED AND ACCEPTED:

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:	Dr. David G. Bronner
Title:	Chief Executive Officer
Date:	April 25, 2008

THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA

By:
Name:	Dr. David G. Bronner
Title:	Chief Executive Officer
Date:	April 25, 2008

EXHIBIT I

For the period from                  to                  (“Subject Period”)

1. Interest paid by the RSA pursuant to the Loan Agreement for the Subject Period.	___________________

2. Unused line fee (currently 0.5%) earned under the Loan Agreement for the Subject Period.	___________________

3. Interest earned by the RSA in excess of 10.7% (excess currently set at 3%) of the sale/leaseback transaction for the subject period.	___________________

Total	___________________

The RSA Return Amount	___________________

Amount Owed/Credited by Wise	___________________